Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 20, 2004 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported financial results for the three months and six months ended June 30, 2004.

For the second quarter, gross profits increased 16.2 percent to $158.1 million in 2004 from $136.0 million in 2003. Income from operations increased 18.6 percent to $52.5 million in the second quarter of 2004 from $44.3 million in the second quarter of 2003. Net income increased 18.6 percent to $32.3 million in the second quarter of 2004 from $27.2 million in the second quarter of 2003. Diluted net income per share increased 15.6 percent to $0.37 per share in the second quarter of 2004 from $0.32 per share in the second quarter of 2003.

For the six months ended June 30, 2004, gross profits increased 14.3 percent to $307.6 million from $269.1 million in 2003. Income from operations increased 16.2 percent to $99.7 million from $85.8 million in 2003. Net income increased 17.2 percent to $61.4 million from $52.4 million in 2003. Diluted net income per share increased 16.4 percent to $0.71 from $0.61 per share in 2003.

“Our strong results this quarter demonstrate the continued advantage of our integrated, multimodal service model,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “We saw a continuation of many of the same trends we discussed in the first quarter. Increasing freight demand coupled with a tight capacity market made it challenging to find carriers, but our motivated people did an excellent job being resourceful, servicing their customers, and finding new opportunities in the marketplace.”

Wiehoff continued, “We’re a service company, and our future success will be driven by our ability to keep bringing on talented, entrepreneurial people. We’re excited that, excluding acquisitions, we’ve added almost 300 employees so far in 2004, while sticking to our profitability and operating disciplines. We also continue to bring on new customers and new carriers. We’re confident in our long-term strategy and are positioning ourselves for continued growth.”

For the second quarter, total Transportation gross profits increased 16.7 percent to $134.2 million in 2004 from $115.0 million in 2003. Consistent with historical patterns, the tight capacity market created additional business for us, because our flexible model enabled us to adapt to market conditions. Our Transportation gross profit margin decreased from the second quarter of 2003, due to an increased cost of hire driven by the tight capacity market.

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C. H. Robinson Worldwide, Inc.

July 20, 2004

The increase in our truck transportation gross profits of 17.4 percent in the second quarter of 2004 was driven by volume growth in both truckload and less-than-truckload transactions.

Our intermodal gross profits growth of 2.9 percent in the second quarter of 2004 resulted from significant volume growth, offset by a decline in margin per load. Volume growth was driven by the addition of new customers, and expansion of business with existing customers. Our margin per load was impacted in the second quarter by increased rail prices, service changes and tighter capacity, which drove higher margin transactional business back to truck service.

Our international ocean gross profits decreased 2.0 percent this quarter compared to the second quarter of 2003. Several of our large international customers experienced significant declines in their ocean freight volumes in the second quarter of 2004.

Our air gross profits, which are primarily international, increased 125.7 percent this quarter compared to the second quarter of 2003. The significant growth in our air gross profits was primarily due to increased volumes with several large international customers.

Miscellaneous transportation gross profits consist of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 21.8 percent in the second quarter was driven by an increase in transportation management fees, offset by a decrease in our customs brokerage fees.

For the second quarter, Sourcing gross profits increased 13.6 percent to $15.7 million in 2004 from $13.8 million in 2003. Our Sourcing gross profit margin expanded due to the growth in our higher-service Sourcing business, which has larger margins than our more transactional business. We continue to see the long-term trend of growth in our integrated relationships with large retailers and foodservice providers, offset by a decline in our transactional business.

For the second quarter, Information Services gross profits increased 12.5 percent to $8.2 million in 2004 from $7.3 million in 2003, primarily due to transaction growth.

For the quarter, personnel expense as a percentage of gross profits increased to 51.4 percent in 2004 from 51.2 percent in 2003. Average gross profits per employee, a key measure of productivity, increased 5.7 percent in 2004 compared to 2003.

For the quarter, selling, general, and administrative expenses increased 9.9 percent to $24.3 million in 2004 from $22.1 million in 2003. Operating expenses as a percentage of gross profits decreased slightly for the second quarter of 2004 compared to 2003. While many of our expenses are variable, we gain leverage in periods of growth.

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C. H. Robinson Worldwide, Inc.

July 20, 2004

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving 16,000 customers through a network of 169 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 25,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2004.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2004 Earnings Conference Call

Wednesday, July 21, 2004; 10:00 a.m. Eastern time

Live webcast available through Investor Relations at www.chrobinson.com

Telephone access: 800-257-7063

Webcast replay available through August 5, 2004: Investor Relations at www.chrobinson.com

Telephone audio replay available through July 23, 2004: 800-405-2236; passcode: 11002906#

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C. H. Robinson Worldwide, Inc.

July 20, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003 (1)	2004	2003 (1)
Gross revenues:
Transportation	$871,678	$723,232	$1,644,127	$1,364,776
Sourcing	197,244	204,702	363,487	372,616
Information Services	8,179	7,272	16,097	14,558

Total gross revenues	1,077,101	935,206	2,023,711	1,751,950

Gross profits:
Transportation
Truck	115,880	98,673	228,836	199,216
Intermodal	7,373	7,168	14,836	12,601
Ocean	5,136	5,242	9,469	9,847
Air	2,383	1,056	4,128	1,827
Miscellaneous	3,444	2,827	6,787	5,459

Total transportation	134,216	114,966	264,056	228,950
Sourcing	15,660	13,787	27,486	25,608
Information Services	8,179	7,272	16,097	14,558

Total gross profits	158,055	136,025	307,639	269,116

Operating costs and expenses:
Personnel expenses	81,225	69,629	158,799	138,821
Selling, general and administrative expenses	24,313	22,126	49,152	44,538

Total operating costs and expenses	105,538	91,755	207,951	183,359

Income from operations	52,517	44,270	99,688	85,757
Investment and other income:
Interest income and other	757	801	1,344	1,211
Nonqualified deferred compensation investment gain (loss)	(39)	249	31	183

Investment and other income	718	1,050	1,375	1,394

Income before provision for income Taxes	53,235	45,320	101,063	87,151
Provision for income taxes	20,957	18,099	39,713	34,790

Net income	$32,278	$27,221	$61,350	$52,361

Net income per share (basic)	$0.38	$0.32	$0.72	$0.62
Net income per share (diluted)	$0.37	$0.32	$0.71	$0.61
Weighted average shares outstanding (basic)	84,677	84,391	84,638	84,362
Weighted average shares outstanding (diluted)	86,563	86,126	86,477	85,875

(1)	The three months and six months ended June 30, 2003 results have been restated for retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock Based Compensation.

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C. H. Robinson Worldwide, Inc.

July 20, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	June 30, 2004	December 31, 2003 (1)
Assets
Current assets:
Cash and cash equivalents	$177,069	$198,513
Available-for-sale securities	45,969	45,736
Receivables	519,852	457,455
Other current assets	17,537	15,625

Total current assets	760,427	717,329
Net property and equipment	37,415	25,625
Intangible and other assets	174,498	165,195

	$972,340	$908,149

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$335,352	$311,927
Accrued compensation	36,880	46,582
Other accrued expenses	27,003	22,692

Total current liabilities	399,235	381,201
Long term liabilities:
Deferred tax liability	6,532	5,598
Nonqualified deferred compensation obligation	2,711	2,603

Total long term liabilities	9,243	8,201

Total liabilities	408,478	389,402
Total stockholders’ investment	563,862	518,747

	$972,340	$908,149

(1)	December 31, 2003 balance sheet has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

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C. H. Robinson Worldwide, Inc.

July 20, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands, except operational data)

	Six months ended June 30,
	2004	2003 (1)
Operating activities:
Net income	$61,350	$52,361
Depreciation and amortization	5,374	5,466
Other non-cash expenses	14,892	10,143
Net changes in operating elements	(51,407)	(13,435)

Net cash provided by operating activities	30,209	54,535
Investing activities:
Net property additions	(15,697)	(2,850)
Cash paid for acquisitions	(9,112)	—
Net purchases of investments	(239)	(291)
Other assets, net	(837)	(1,571)

Net cash used for investing activities	(25,885)	(4,712)
Financing activities:
Net repurchases of common stock	(3,490)	(2,089)
Cash dividends	(20,499)	(13,512)

Net cash used for financing activities	(23,989)	(15,601)
Effect of exchange rates on cash	(1,779)	1,002

Net increase (decrease) in cash and cash equivalents	(21,444)	35,224
Cash and cash equivalents, beginning of period	198,513	132,999

Cash and cash equivalents, end of period	$177,069	$168,223

(1)	June 30, 2003 cash flow statement has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

	As of June 30,
	2004	2003
Operational Data:
Employees	4,410	3,989
Branches	162	150

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